UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Hudson Valley Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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HUDSON VALLEY HOLDING CORP. 21 Scarsdale Road Yonkers, New York 10707 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2013

We will hold the annual meeting of shareholders of Hudson Valley Holding Corp. a New York corporation (the “Company”), at the Company’s headquarters at 21 Scarsdale Road, Yonkers, New York on Thursday, May 9, 2013 at 10:30 a.m., local time, for the following purposes:

1.	To elect nine directors of the Company.

2.	To consider a non-binding advisory vote to approve the compensation of Named Executive Officers.

3.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

4.	To act on such other matters as may be properly brought before the meeting or any adjournments, postponements or continuations of the meeting.

The Board of Directors unanimously recommends that you vote:

•	FOR the election of all of the nominees for director;

•	FOR the non-binding approval of the compensation of the Named Executive Officers, and

•	FOR the ratification of the appointment of our independent registered public accounting firm.

The Board of Directors has fixed the close of business on March 27, 2013, as the record date for the meeting. Only shareholders of record at the close of business on this date are entitled to notice of, and to vote at, the meeting or any adjournments, postponements or continuations of the meeting.

All shareholders are invited to attend the meeting. Whether or not you expect to attend the meeting, to ensure your representation at the meeting, you are urged to submit your vote by telephone, over the internet, or by signing, dating and completing the enclosed proxy and mailing it promptly in the enclosed return envelope. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

Your vote is important.

April 11, 2013	By Order of the Board of Directors

James P. Blose Secretary

********************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 9, 2013: THE COMPANY’S NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT, ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012 AND CORPORATE REPORT ARE AVAILABLE AT: WWW.PROXYDOCS.COM/HVB.

Hudson Valley Holding Corp.

21 Scarsdale Road

Yonkers, New York 10707

PROXY STATEMENT

This proxy statement is furnished to you in connection with the solicitation of proxies by the Board of Directors to be used at the 2013 annual meeting of shareholders of Hudson Valley Holding Corp. (the “Company”). Copies of this proxy statement are being mailed on or about April 11, 2013 to persons who were shareholders of record on March 27, 2013.

The Company, a New York corporation is registered as a bank holding company under the Bank Holding Company Act of 1956. The Company provides financial services through its wholly-owned subsidiary, Hudson Valley Bank, N.A. (the “Bank”), a national banking association, established in 1972. The Company provides investment management services through a wholly-owned subsidiary of the Bank, A.R. Schmeidler & Co., Inc.

Date, Time and Place of Meeting

We will hold the 2013 annual meeting of shareholders on Thursday, May 9, 2013, at 10:30 a.m. local time, at 21 Scarsdale Road, Yonkers, New York, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Matters to be Considered at the Meeting

At the meeting, we will ask our shareholders to consider and vote upon:

•	the election of nine directors,

•	a non-binding advisory vote to approve the compensation of Named Executive Officers, and

•	the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

The shareholders will also consider and vote upon such other matters as may properly be brought before the meeting or any adjournment, postponement or continuation thereof.

Vote Required

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

A plurality of the votes cast by the shareholders present in person or by proxy and entitled to vote is required to elect directors. With regard to the election of directors, you may vote in favor of, or withhold your vote from, each nominee. A majority of votes cast by the shareholders present in person or by proxy and entitled to vote is required for the non-binding advisory vote to approve the compensation of Named Executive Officers, and for the ratification of the appointment of the independent registered public accounting firm. Abstentions and broker “non-votes” will have no effect on the outcome for any of the proposals.

Voting of Proxies

Shares of our common stock represented by properly executed proxies received in time for the meeting, unless previously revoked, will be voted at the meeting as specified by the shareholders on the proxies. The Company is also offering our shareholders the opportunity to vote by telephone or through the internet. Those shareholders who hold shares through a nominee should refer to instructions on their “Voting Instruction Form”.

Voting By Internet

A registered shareholder can vote, 24 hours a day, 7 days a week until 3:00 a.m. (EDT) on May 9, 2013 at http://www.rtcoproxy.com/hvb. You will need the 9-digit control number included on your proxy card.

Voting By Telephone

A registered shareholder can vote using a touch-tone telephone 24 hours a day, 7 days a week, until 3:00 a.m. (EDT) on May 9, 2013 by calling 1-866-627-2388. You will need the 9-digit control number included on your proxy card.

The internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting By Mail

To vote your proxy by mail, please sign as instructed on your proxy card, date and mail your proxy card in the envelope provided as soon as possible. Proxies may also be submitted in person at the Company to Wendy Croker, First Vice President, Shareholder Relations, or via facsimile directly to Registrar and Transfer Company at 1-908-272-6835. If a proxy is returned without any voting instructions, the shares represented thereby will be voted in favor of the nominated slate of directors, in favor of the approval of Named Executive Officer compensation, and in favor of the ratification of the appointment of the independent registered public accounting firm, each as recommended by the Board of Directors.

Revocability of Proxies

If you authorize a proxy, you have the power to revoke it at any time before it is voted. You can do so in a number of ways. First, you can send a written notice to our transfer agent, Registrar and Transfer Company (“RTCO”), at the following address stating that you would like to revoke your proxy. Second, you can complete a new proxy card and send it to RTCO at the following address. Third, you can submit a new proxy via the internet or by telephone. You can also attend the meeting and vote in person. You can change your vote as many times as you wish prior to the annual meeting and the last vote received chronologically will supersede any prior vote. You should send any written notice or new proxy card to:

Registrar and Transfer Company

Attn: Proxy Dept

10 Commerce Drive

Cranford NJ 07016-3572

You may request a new proxy card by calling RTCO at 1-800-368-5948.

Record Date; Shareholders Entitled to Vote; Quorum

Only shareholders of record at the close of business on March 27, 2013, will be entitled to receive notice of and vote at the meeting. As of the record date 19,880,657 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote on each matter on which holders of common stock are entitled to vote. A majority of the outstanding shares of common stock entitled to vote must be represented in person or by proxy at the meeting in order for a quorum to be present.

Solicitation of Proxies

This proxy solicitation is being made by the Board of Directors. The cost of any solicitation will be borne by the Company. Our officers, directors or regular employees may communicate with shareholders personally or by mail, telephone, email or otherwise for the purpose of soliciting proxies. We and our authorized agents will request brokers or other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by these persons and will reimburse their reasonable out-of-pocket expenses in forwarding the material. We are paying AST Phoenix Advisors a fee of $6,000 plus reasonable out-of-pocket expenses, to assist with the solicitation of proxies.

Proposals of Shareholders and Communication with Shareholders

Shareholders of the Company who intend to present a proposal for action at the 2014 Annual Meeting of Shareholders of the Company and include such proposal in the Company’s proxy statement must notify the Company’s management of such intention in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. Such notice must be received at the Company’s principal executive offices not later than December 12, 2013.

Shareholders of the Company who intend to present a proposal for action directly at the 2014 Annual Meeting of Shareholders of the Company outside of the Rule 14a-8 process must notify the Company’s management of such intention. Such notice must be received at the Company’s principal executive offices between January 9, 2014 and February 8, 2014. The notice must be in the manner and form required by the Company’s bylaws.

The Board maintains active communication directly with shareholders. Oral and written inquiries from shareholders are responded to by the First Vice President, Shareholder Relations in consultation with the Secretary or other member of management or the Executive Chairman of the Board. Shareholders who wish to communicate directly with the Board of Directors, any member or members of the Board, including non-management directors or independent directors, or our Lead Independent Director may do so by writing to the Hudson Valley Holding Corp., c/o Shareholder Relations, 21 Scarsdale Road, Yonkers, NY 10707 or through the Company’s website at www.hudsonvalleybank.com. The Board also meets with and interacts with shareholders on an ad hoc basis.

The Company’s management has initiated an Investor Relations program which includes quarterly conference calls to present the Company’s earnings and answer questions from the investment community. In addition, the President and Chief Executive Officer and the Chief Financial Officer have meetings with investors on an ad hoc basis. They also have plans to participate in certain Investor Relations events during the course of the year and make presentations to the investment community.

The Board and Management believe this combination of existing programs facilitates effective open communication with the Company’s shareholders and the investment community.

We have adopted a service approved by the Securities and Exchange Commission (the “SEC”) referred to as “householding”, which is designed to reduce duplicate mailings to you and to save printing and postage cost. This rule allows us to send a single set of certain shareholder documents, including the proxy statement and annual report, to any household at which multiple shareholders reside, if we believe the shareholders are members of the same family, unless we receive contrary instructions from you. You will continue to receive individual proxy cards for each individual shareholder.

We will deliver promptly upon written or oral request separate copies of shareholder documents to any shareholder at a shared address to which a single set of those documents was delivered. To receive separate documents in the future, you may call or write Registrar and Transfer Company at 10 Commerce Drive, Cranford NJ 07016-3572 or 1-800-368-5948. Your continued consent to householding will be presumed unless you notify us that you wish to receive separate documents. We will begin sending separate documents within 30 days after receipt of notice revoking consent. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

We also offer our shareholders a service referred to as e-consent. E-consent offers shareholders electronic access to shareholder meeting materials (Notice of Meeting, Proxy Statement, Annual Report on Form 10-K and Corporate Report) at www.proxydocs.com/hvb rather than receiving in paper form. By a shareholder electing to receive these materials via the Internet they are helping to conserve the environment, eliminate waste and reduce our postage and print costs.

Shareholders will receive their proxy card; along with voting instruction and the web address where our shareholder meeting materials can be accessed. Your continued consent will be presumed. If a shareholder wishes to sign up for e-consent, you may call or write Registrar and Transfer Company at 10 Commerce Drive, Cranford NJ 07016-3572 or 1-800-368-5948 or email to infor@rtco.com.

Other Matters

The Board of Directors knows of no matters that are expected to be presented for consideration at the meeting that are not described herein. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

PROPOSAL #1: ELECTION OF DIRECTORS

It is the intention of the persons named in the enclosed proxy card to vote the shares represented by such proxy for the election of all of the nominees listed below, unless such proxy specifies otherwise. Certain information regarding each nominee is set forth in the table and text below. The number of shares beneficially owned by each nominee is listed under “Security Ownership of Certain Beneficial Owners and Management”, beginning on page 34.

Nominees for the Board of Directors

All directors of the Company serve for a term of one year, until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified.

Mr. William E. Griffin, a founder of Hudson Valley Bank and the longest serving Chairman of the Board, passed away in 2012 after 40 years of dedicated service to the Company. Mr. Griffin retired as Chairman in May 2012 but remained a member of the Board until his passing in September 2012.

All of the nominees are currently serving as directors. Joseph A. Schenk and William E. Whiston were appointed to the Board of Directors on April 4, 2013. Messrs. Schenk and Whiston were recommended by an independent member of the Board of Directors. Presently, the Board of Directors consists of eleven members. Michael P. Maloney and John A. Pratt Jr., both current directors of the Company, are not nominees for re-election at the 2013 Annual Meeting of Shareholders. Therefore, the number of directors will be fixed by the Board at nine, effective as of the date of the meeting. The following table sets forth the names and ages of the nominees, each nominee’s position with the Company, if any, the principal occupation of each nominee, the period during which each nominee has served as a director of the Company and certain other background information about the nominees based on information obtained from each nominee. In addition, described below is each nominee’s particular experience, qualifications, attributes or skills that have led the Board of Directors to conclude that the person should serve as a director of the Company.

Name	Age	Position with the Company and Principal Occupation; Other Directorships	Director of the Company Since	Independent

James J. Landy	58	Executive Chairman of the Board of the Company since May 10, 2012. Previously, Mr. Landy served as President and Chief Executive Officer of the Company from January 2001 to May 2012. Prior to January 2001, Mr. Landy served as Executive Vice President of the Bank and in various other executive capacities with the Bank. He has been employed by the Bank since 1977. Mr. Landy is a director of Sacred Heart Housing Corp., a senior citizen housing company in Yonkers, New York, the Chairman of St. Joseph’s Medical Center, a health care facility in Westchester County, New York and a director and Vice Chairman of the New York Bankers Association, as well as Chairman of the Board of the Friendly Sons of St. Patrick in Westchester County, a fraternal and charitable organization. His commercial banking background for over thirty-five years in conjunction with his leadership ability makes him a valuable member of the Board of Directors. As the Executive Chairman of the Company, he brings to the Board an intimate understanding of the Company’s business and organization and the community we serve. Mr. Landy’s extensive executive management experience within the Company provides the Board with a unique perspective and understanding of the Company’s customers, products and operations of the Company.	2000	No

Stephen R. Brown	57	President and Chief Executive Officer of the Company since May 10, 2012. Previously, Mr. Brown was Senior Executive Vice President, Chief Financial Officer of the Company from January 2001 to May 2012, Treasurer of the Company from July 2004 to May 2012 and Secretary from May 2010 to May 2012. Prior to 2001, Mr. Brown served in various other executive capacities with the Company and the Bank. He has been employed by the Bank since 1993. Prior to joining the Bank, Mr. Brown held executive management positions with companies in the manufacturing, distribution, transportation and financial services industries with both public and private companies. He is a Certified Public Accountant. Mr. Brown brings over thirty-five years of general business, managerial and commercial banking experience as well as financial expertise to the Board of Directors. His	2000	No

		current position with the Company, along with his prior professional experience outside of the Company, provides the Board of Directors with unique insights as to the Company’s operations, policies, development of strategic plans and SEC and public company issues. In addition he provides the Board with insights and information regarding the operations of the Company, which assists the Board of Directors in providing adequate levels of management oversight.

John P. Cahill	54	Counsel at Chadbourne & Parke LLP, a law firm based in New York, New York, since March 2007. Mr. Cahill is also Co-Founder and Principal of the Pataki-Cahill Group LLC, based in New York, New York, a strategic consulting firm established in 2007 focusing on the economic and policy implication of domestic energy needs. From 1995 to 2006, Mr. Cahill served in various capacities in the administration of the Governor of New York George E. Pataki, including Chief of Staff to the Governor, Commissioner of the New York Department of Environmental Conservation and as Chairman of the Environmental Facilities Corporation. He is a trustee for the National September 11 Memorial Museum and serves on the board of various civic and non-profit organizations. Mr. Cahill serves as Lead Independent Director for the Board of the Company. Mr. Cahill’s extensive experience as an attorney in government and in business together with his affiliations and active involvement in various organizations within the Company’s marketplace make him a valuable member of the Board of Directors.	2011	Yes

Mary-Jane Foster	62	Vice President, University Relations, of University of Bridgeport, located in Bridgeport, Connecticut, since May 2009. Ms. Foster was a co-owner and Chief Executive Officer of Westchester Baseball, LLC, an investor group located in Yonkers, New York from 1999 to 2011. She was a principal of Black Rock Investors, LLC, a development and investment firm, located in Bridgeport, Connecticut, from 1995 to 2009. Ms. Foster was also the Co-founder, Owner and Chief Executive Officer of Bridgeport Bluefish Professional Baseball Club based in Bridgeport, Connecticut from December 2005 to October 2008. Ms. Foster’s varied experience including forty years of marketing experience across diverse business sectors (entertainment, law, development and baseball) make her a valuable member of the Board of Directors.	2008	Yes

Gregory F. Holcombe	51	Vice President, BMW Machinery Co., Inc., an investment holding company, since 1994. Mr. Holcombe has developed a deep understanding of the key markets we serve which, together with his extensive business experience and management expertise, make him a valuable member of the Board of Directors.	1999	Yes

Adam W. Ifshin	47	President and Chief Executive Officer of DLC Management Corp., a company property management firm specializing in owning and operating retail shopping centers, located in Tarrytown, New York, since 1991. In addition, Mr. Ifshin is President of Delphi Commercial Properties, Inc., a specialty real estate brokerage firm, President of First Man Investment Securities Corp., a placement agent for real estate investments and a co-founder of DLC UrbanCore, a joint venture created to promote development of retail real estate in under-served, infill and multi-ethnic markets nationwide. Mr. Ifshin’s extensive real estate and financial markets experience, together with his vast knowledge of the New York metropolitan marketplace, make him a valuable member of the Board of Directors.	2008	Yes

Joseph A. Schenk	54	Senior Advisor at The Carlyle Group, an alternative asset manager with over $160 billion of assets under management located in New York City since October 2012. Mr. Schenk was Chief Executive Officer of First New York Securities LLC, a diversified trading firm located in New York City, from March 2009 to June 2012. From March 2008 to March 2009, Mr. Schenk was Chief Executive Officer at Pali Capital, Inc., a boutique investment banking firm located in New York City. From January 2000 to January 2008, Mr. Schenk served as Executive Vice President and Chief Financial Officer of Jefferies Group, Inc., a full service investment bank and institutional securities firm, located in New York City. Mr. Schenk serves as a Director of Gain Capital Holdings, Inc. a NYSE listed company and a global provider of online trading services, and is Chairman of the Audit Committee. He also serves as a director of ConvergEx Holdings, Inc., a private company which provides institutional agency brokerage and investment technology solutions. He is a Certified Public Accountant (inactive). Mr. Schenk also sits on the Board of Trustees for a number of organizations such as Fordham Prep; the New York Catholic Foundation and St. Joseph’s Seminary. Mr. Schenk’s extensive	2013	Yes

		experience in the financial markets and financial services industry provide the Board of Directors with financial expertise and make him a valuable member of the Board of Directors.

Craig S. Thompson	59	President and principal shareholder of Thompson Pension Employee Plans, Inc., a company located in New York City and specializing in pension administration and investment and insurance sales for over twenty years. Through his business, Mr. Thompson has developed extensive knowledge of pension plans and related businesses, which provides the Board of Directors with unique insights regarding the development of potential customer relationships and opportunities for the Company. In addition to Mr. Thompson’s business experience he has a law degree. This unique combination of experience provides the Board of Directors with a valuable perspective on legal and business management matters.	1988	Yes

William E. Whiston	59	Chief Financial Officer of the Archdiocese of New York, a religious not-for-profit organization, based in New York City, since January 2002. Prior to joining the Archdiocese of New York, Mr. Whiston spent twenty-nine years at Allied Irish Bank, where he served in a number of executive positions, including lending, product development and operations/compliance. Mr. Whiston is also a director of Mutual of America Investment Corporation and Mutual of America Institutional Funds, Inc., private money market funds companies, both based in New York. He is also a Trustee of St. Joseph’s Seminary and a Trustee and Treasurer of the Trustees of St. Patrick’s Cathedral in New York City. Mr. Whiston’s varied business experience in the areas of finance, financial services and e-commerce make him a valuable member of the Board of Directors.	2013	Yes

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR THE BOARD OF DIRECTORS

Executive Officers

Certain information with respect to executive officers of the Company and of the Bank is set forth below. All executive officers are elected by the Board of Directors and serve at the pleasure of the Board of Directors. Messrs. Landy, Brown and Reinhart serve as executive officers of both the Company and the Bank, while the other individuals named below are executive officers of the Bank only. Biographical information concerning executive officers who are also members of the Board of Directors is given under the caption “Nominees for the Board of Directors” beginning on page 4.

Name	Age	Position

James J. Landy	58	Executive Chairman of the Board and Director

Stephen R. Brown	57	President, Chief Executive Officer and Director

Andrew J. Reinhart	63	Interim Chief Financial Officer since May 2012 and First Senior Vice President, Controller and Assistant Treasurer (Chief Accounting Officer) since November 2006. From November 2000 to November 2006, he served as Senior Vice President, Controller and Assistant Treasurer of the Company. He has been employed by the Bank since 2000.

Susan K. Cullen	47	Executive Vice President, Chief Risk Officer of the Bank since June 2012. From August 2008 to June 2012, Ms Cullen served as an Audit Partner in the financial institution practice of Grant Thornton LLP, where she had served in other management capacities for the past eighteen years.

Michael J. Gilfeather	55	Executive Vice President, Chief Administrative Officer of the Bank since June 2011. From July 2005 to May 2011, Mr. Gilfeather served as Executive Vice President in charge of Branch Banking of the Bank. He has been employed by the Bank since 2005.

Michael P. Maloney	51	Executive Vice President, Sales of the Bank since April 2013 and a Director of the Bank since 2006. From October 2005 to April 2013, Mr. Maloney served as Executive Vice President, Chief Banking Officer of the Bank. From January 2001 to October 2005, Mr. Maloney served as Executive Vice President, Strategic Relationships and Sales of the Bank. He has been employed by the Bank since 1993.

Vincent T. Palaia	66	Executive Vice President, Asset Recovery and Loan and Asset Purchases, since April, 2013 and Director of the Bank since 2011. From August 2011 to April 2013, Mr. Palaia served as Executive Vice President, Chief Lending Officer. Previously, Mr. Palaia served as Executive Vice President and Chief Lending Officer of the Bank since 1997. He has been employed by the Bank since 1988.

Frank J. Skuthan	59	Executive Vice President, Commercial Banking Group of the Bank since April 2013. From November 2007 to April 2013, Mr. Skuthan served as Executive Vice President, Chief Operating Officer of the Bank. From November 2007 to May 2011, Mr. Skuthan also served as Marketing Director of the Bank. From August 2000 to November 2007, Mr. Skuthan served as Executive Vice President and Marketing Director of the Bank. He has been employed by the Bank since 2000.

The Board of Directors and Committees of the Board

Corporate Governance

Under the New York Stock Exchange (“NYSE”) independence standards, the Board of Directors has affirmatively determined that Ms. Foster, and Messrs. Cahill, Holcombe, Ifshin, Schenk, Thompson and Whiston meet the standards of independence for board members. In addition to the transactions disclosed under “Certain Relationships and Related Transactions” on page 33, the Board of Directors considered the banking relationship that exists between the Bank and Ms. Foster, and Messrs. Cahill, Ifshin, Holcombe, Schenk, Thompson and Whiston in determining each director’s independence. Since these banking products and services are provided in the normal course of business and are available on the same basis as to customers in general, the Board of Directors concluded that these relationships do not affect the directors’ independence. The Board of Directors also concluded that those transactions disclosed under “Certain Relationships and Related Transactions” on page 33 do not affect the directors’ independence.

The Company’s Board of Directors convened 14 times in 2012. The Company’s Committees of the Board of Directors include the Audit Committee, the Compensation and Organization Committee and the Nominating Committee. Other policy decisions for the Company and its subsidiaries continue to often be made by the full Board of Directors of the Company or the Bank, or by a standing committee of the Board of Directors of the Bank. Other than Michael P. Maloney no other director attended fewer than 75 percent of the meetings of the Board and the Committees of the Board on which he or she has served.

The Company’s Board of Directors has adopted a code of ethics for all directors, officers and employees in accordance with SEC and NYSE listing rules. This code of ethics can be found on the Company’s website at www.hudsonvalleybank.com. The Company intends to disclose amendments to, and waivers from, its code of ethics, if any, on the Company’s website at www.hudsonvalleybank.com.

The Company encourages Board members to attend any Meeting of Shareholders. All Board members were in attendance at the most recent Annual Meeting of Shareholders held May 10, 2012.

Non-management directors meet in regular executive sessions established by the Board. In addition, independent directors meet in executive session at least once a year. Mr. John P. Cahill, the Lead Independent Director serves as the presiding director at these meetings.

The Nominating Committee establishes the criteria for membership on the Company’s Board of Directors and identifies, evaluates and recommends qualified individuals whose experience and other qualifications will enhance the goals of the Company, for either appointment to the Board or to stand for election at a meeting of the shareholders. The Committee will look to its members, and to other directors for recommendations for new directors when the Committee deems such action necessary or advisable. The Committee may also retain a search firm and will consider individuals recommended by shareholders. The Committee convened 2 times in 2012. Messrs. Cahill (commencing May 10, 2012), Pratt, Whiston (commencing April 4, 2013) and Thompson serve as members of the Nominating Committee. Mrs. Singer served on the Committee until May 10, 2012. Mr. Pratt served as the Committee Chairman until May 10, 2012 at which time Mr. Cahill became the Committee Chairman. The Nominating Committee charter adopted by the Board of Directors can be found on the Company’s website at www.hudsonvalleybank.com. The Board of Directors determined that each of these directors meets the NYSE standards of independence.

Our Corporate Governance Guidelines (the “Guidelines”), as developed and recommended by the Nominating Committee, set forth our director qualifications standards. The Guidelines provide that when assessing directors the Nominating Committee will consider, among other things, their integrity, independence, diversity of experience, community service, ability to exercise sound judgment, and the ability to make the time commitment necessary to be an effective member of the Board of Directors. The Guidelines also provide that as a general rule, it is the desire of the Board of Directors that directors live and/or work in the communities served by the Bank. The Guidelines further require that directors be experienced in business, financially literate and respected members of their communities, and they are expected to assist the Company in developing new business. The Nominating Committee considers the same qualifications and any additional requirements under our bylaws when assessing potential director nominees. Moreover, directors must have high ethical and moral standards and sound personal finances. Should a director become involved in conduct which is detrimental to the Company’s reputation, he or she should resign from the Board of Directors. Such conduct includes, among other acts, personal bankruptcy, federal or state indictments, convictions of a crime, professional misconduct or unethical practices. In addition, the Guidelines provide that directors should meet both of the following stock ownership requirements: (a) directors must beneficially own a minimum of $25,000 (market value) of the Company’s stock, and (b) within four years of joining the Board of Directors, directors must beneficially own a minimum of $200,000 (market value) of the Company’s stock. All current directors have met this requirement with the exception of Messrs. Schenk and Whiston who were appointed to the Board of Directors of the Company on April 4, 2013. They have committed to both meet this requirement prior to the Annual Meeting of Shareholders on May 9, 2013. Upon the recommendation of the Nominating Committee the Company’s Board of Directors has adopted Corporate Governance Guidelines which can be found on the Company’s website at www.hudsonvalleybank.com.

Diversity is one of the factors that the Nominating Committee considers in identifying qualified individuals for directors. In selecting qualified individuals the Nominating Committee considers, among other factors, that the Board represents a diverse grouping of unique qualifications of specific value to the Company. Our directors are persons who we believe have demonstrated leadership skills and have experience and judgment in areas that are relevant to our business. We believe that their ability to challenge and stimulate management and their dedication to the affairs of the Company collectively serve the interests of the Company and its shareholders. The Nominating Committee has not adopted a formal diversity policy with regard to the selection of qualified individuals for directors.

Shareholders may propose qualified individuals for consideration by the Company’s Board of Directors by submitting same, in writing, to the Chairman of the Nominating Committee, Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, New York 10707. Also see “Proposals of Shareholders and Communication with Shareholders” on page 3.

The Compensation and Organization Committee is charged with the responsibility for: the annual review and approval of all forms of compensation for the Named Executive Officers and other key executives of the Company and its subsidiaries, including but not limited to salary, benefits, bonuses and equity-based compensation; the review and approval of all equity compensation plans and amendments, including recommendation to the Board to approve such plans, and submit them to shareholders for approval as it deems appropriate or required; the review and recommendation to the Board regarding the compensation polices for all employees of the Company, the annual management incentive plans and other bonus plans proposed by management, as well as the general compensation goals and guidelines for the Company’s employees and the criteria by which bonuses for the Company’s employees are determined; the review and recommendation to the Board regarding the Company’s employment and severance policies; and review and approval of all employment agreements for executive officers and any amendments thereto. The Compensation and Organization Committee also reviews and approves all forms of compensation to the Company’s non-employee directors. The Committee convened 7 times in 2012. Messrs. Cahill, Holcombe, Ifshin, Thompson and Whiston (commencing April 4, 2013), serve on this Committee. Ms. Singer served on the Committee until her January 1, 2013 resignation from the Board of Directors. Mr. Thompson serves as Chairman of the Committee. The Board of Directors has determined that each of these directors meets the NYSE standards of independence. The Compensation and Organization Committee charter adopted by the Board of Directors can be found on the Company’s website at www.hudsonvalleybank.com.

The Compensation and Organization Committee oversees the Company’s compensation programs. Our compensation programs include programs designed specifically for our executive officers. The Committee evaluates the performance of executive officers and makes all final compensation decisions for executive officers. The Committee utilizes independent, qualified consultants to provide research, analysis and recommendations to the Committee regarding executive officers compensation. The consultants assist the Committee in designing compensation plans, analyzing industry survey and comparative data, setting performance goals and determining the mix (salary, non-equity incentive award, equity incentives) and total amount of compensation. See “Executive Compensation - Compensation Discussion and Analysis” beginning on page 13 of this Proxy Statement for more information regarding the Committee’s role in determining executive compensation.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Committee also has responsibility for reviewing compliance with the Company’s business ethics and conflict of interest policies. The Audit Committee has the responsibility for and authority to select and terminate the Company’s independent registered public accounting firm and approve their fees and expenses. The Audit Committee operates under a written charter adopted by the Board of Directors which can be found on the Company’s website at www.hudsonvalleybank.com. The Committee convened 7 times in 2012. Audit Committee members are Ms. Foster, Messrs. Ifshin, Schenk (commencing April 4, 2013) and Thompson. Ms. Singer served on this Committee until her January 1, 2013 resignation from the Board of Directors. Mr. Thompson serves as Chairman of the Committee. The Board of Directors determined that each of these directors meets the NYSE and SEC standards of independence for Audit Committee members.

Under the requirements of the NYSE rules, which the Audit Committee meets, all Audit Committee members must be financially literate and one member must have accounting or related financial management expertise. The Board has determined that Mr. Schenk meets the SEC standards as “financial expert”.

Board Leadership Structure and Role in Risk Oversight

Although our bylaws do not specifically separate the Executive Chairman from the position of Chief Executive Officer (“CEO”), James J. Landy was appointed Executive Chairman May 2012. Stephen R. Brown currently serves as our CEO.

We believe it is the CEO’s responsibility to run the Company and the Executive Chairman’s responsibility to oversee the Board of Directors. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have an Executive Chairman whose principal job is leading the Board.

Pursuant to the Company’s bylaws, the Executive Chairman shall:

•	supervise the carrying out of the policies adopted or approved by the Board;

•	have general powers, as well as the specific powers conferred by the Company’s bylaws; and

•	have and may exercise such further powers and duties as from time to time may be conferred upon or assigned by the Board of Directors.

We believe our CEO and our Executive Chairman have an excellent working relationship that has allowed Mr. Brown to focus on the challenges that the Company is facing in the current business environment. By clearly delineating the role of the Executive Chairman position in our bylaws, we ensure there is no duplication of effort between the CEO and the Executive Chairman. We believe this provides strong leadership for our Board, while also positioning our CEO as the leader of the Company in the eyes of our customers, employees and other stakeholders.

Our Board has seven independent members. We have three Board committees comprised solely of independent directors. We believe that the number of independent, experienced directors that make up our Board, along with the oversight of the Board by the Executive Chairman, benefits our Company and our shareholders.

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with this strategy. While the Board oversees the Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Our Board determines the best board leadership structure for our Company. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations. We believe our current leadership structure, with Mr. Brown serving as CEO and Mr. Landy serving as Executive Chairman of the Board, is the optimal structure for our Company at this time.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Oversight of Executive Compensation Program

The Compensation and Organization Committee of our Board of Directors (the “Compensation Committee”) oversees our compensation programs. Our compensation programs include programs designed specifically for our executive officers, including executive officers named in the Summary Compensation Table on page 20 (the “Named Executive Officers”).

The Board of Directors established the Compensation Committee to, among other things, establish, review and approve the compensation levels of Named Executive Officers, evaluate the performance of Named Executive Officers and certain other officers and related matters for the Company. The objectives and the goals of the Company’s compensation program are to attract, retain, motivate and reward executives capable of leading the Company in achieving its business objectives and annual goals. The Company’s program is intended to measure and reward past performance of the Named Executive Officers and align their long-term interests with those of our shareholders.

The compensation program for our Named Executive Officers and other senior officers, referred to as the “2012 Senior Officer Incentive Program” (the “2012 Incentive Program”), designed by the Compensation Committee during 2010 with the assistance of Pearl, Meyer and Partners (“PM&P”), provides for incentive awards based on calendar year performance and in line with specific business goals and objectives set for 2012. This 2012 Incentive Program was designed to achieve the objectives described in the section “Objectives of Hudson Valley Holding Corp.’s Compensation Programs” below.

Objectives of Hudson Valley Holding Corp.’s Compensation Programs

Our executive compensation objectives are to:

•	Closely align executives’ interests with the long-term interests of shareholders;

•	Provide market competitive compensation in order to attract and retain highly qualified executives that can lead the Company in achieving its business goals;

•	Recognize and differentiate individual and team performance;

•	Motivate and reward superior performance;

•	Balance rewards for short-term and long-term results to ensure sustainable performance over time;

•	Encourage exceptional business performance without encouraging excessive risk taking;

•	Align incentives with Hudson Valley’s profitability, and

•	Create a meaningful ownership stake among key employees.

We have historically compensated Named Executive Officers through a combination of base salary, non-equity incentive awards, equity participation awards, retirement plans and other personal benefits designed to be competitive with comparable employers.

The 2012 Incentive Program, which is an executive performance-based incentive program, includes an annual cash award and an equity grant with longer term vesting and was designed to reward the achievement of specific annual, short-term and long-term goals by the Company. Although participants are eligible to receive both components, awards will be determined based on an assessment of a combination of the Company, department and individual performance and all awards are subject to the discretion of the Compensation Committee.

In order for Named Executive Officers to have received awards under the 2012 Incentive Program, the Company had to achieve a predetermined threshold level of earnings, as discussed below under “Annual Incentive Plan Cash and Equity Compensation”. The Company met the threshold level of earnings and awards were made to certain Named Executive Officers.

The 2012 Incentive Program includes stock ownership guidelines to support the Company’s belief that every participant should be an equity holder in the Company to demonstrate commitment and alignment with shareholder interests. In this regard the CEO is required to own a minimum of 2.5 times his annual salary in shares of the Company, while other Named Executive Officers are required to own one times their annual salary in shares in the Company. Mr. Reinhart, as the Corporate Controller, has a minimum ownership requirement of $25,000 and does not have a separate stock ownership requirement as interim CFO.

Under the 2012 Incentive Program, annual performance criteria were developed to determine achievement of goals by the Named Executive Officers. These performance-based criteria include financial and non-financial metrics. Performance-based criteria used for 2012 are discussed below under “Annual Incentive Plan Cash and Equity Compensation”.

The Compensation Committee believes that this incentive-based compensation program is designed to reward performance over the short-term and long-term utilizing specific performance metrics to determine achievement of performance by the Named Executive Officers.

Compensation Consultant

In 2005, the Compensation Committee engaged PM&P, a third party compensation consultant, to provide research, analysis and recommendations to the Compensation Committee regarding Named Executive Officers’ and other officers’ compensation for 2005 and beyond. In 2010, PM&P performed a comprehensive review of the Company’s compensation programs. The Compensation Committee utilized the latest review to develop the compensation program effective for 2011. In 2012, the Committee utilized the services of PM&P to review and evaluate our directors’ compensation and recommend the most effective means of compensating our directors.

The Company does not utilize the services of PM&P for any purposes other than consulting with respect to our executive and director compensation. The Compensation Committee has considered all relevant factors, including the six factors listed in Section 10C-1(b)(4) of the Exchange Act, and determined that no conflict of interest exists with respect to Pearl Meyer & Partners.

The Compensation Committee intends the compensation program to accomplish the objectives discussed under the section “Objectives of Hudson Valley Holding Corp.’s Compensation Programs” above.

2012 Advisory Vote on Executive Compensation

At the 2012 Annual Meeting of Shareholders, shareholders were provided the opportunity to cast an advisory vote on the compensation of the Named Executive Officers and approximately 99.2% of the votes cast on such proposal were voted in favor of such compensation. The Compensation Committee has taken into consideration the outcome of this “say-on-pay” vote when determining subsequent compensation polices and decisions and acknowledged the vote as indicative of shareholder support for the Company’s executive compensation program. The Compensation Committee intends to review the outcome of the 2013 advisory vote and future advisory votes on the compensation of the Named Executive Officers as one of the relevant factors in structuring the Company’s executive compensation program.

Review of Named Executive Officer Performance

Each year the Compensation Committee reviews each compensation element of the Named Executive Officers. In each case, the Compensation Committee takes into account the scope of responsibilities and experience of the particular officer, and balances them against competitive salary levels. Members of the Compensation Committee have the opportunity to interact with the Named Executive Officers at various times during the year, which allows the Compensation Committee to form its own assessment of each individual’s performance. This interaction is further supplemented by input from the Board which also regularly interacts with the Named Executive Officers.

Each year the CEO presents to the Compensation Committee his evaluation of each Named Executive Officer, other than the Executive Chairman, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following this presentation, and a review of the achievement of individual and Company performance, the Compensation Committee makes its own assessments and determines the compensation for each Named Executive Officer.

Similarly, the Compensation Committee reviews the performance of both the CEO and Executive Chairman relative to achievement of individual and Company performance. Following such review the Compensation Committee makes its own assessment and determines the compensation for both the CEO and Executive Chairman. Neither the CEO nor the Executive Chairman participates in the Compensation Committee’s deliberations regarding their own compensation.

Base Salaries

The Compensation Committee establishes the base salaries of the Named Executive Officers considering the performance of the Named Executive Officers as well as to be market competitive.

Effective with his promotion to President and CEO in May, 2012, the Compensation Committee increased Mr. Brown’s salary to $505,000, or 26% over his 2011 salary as Senior Executive Vice President and CFO. The Compensation Committee established Mr. Landy’s salary as Executive Chairman at $275,000, effective April 1, 2013. The salary for Mr. Brown as CEO was determined utilizing general market pay ranges from PM&P’s database reflecting banks of similar size and regional locations, as well as PM&P’s experience working with similar banks. The salary for Mr. Landy as Executive Chairman was determined utilizing information provided by PM&P which included eleven companies with assets between $1 billion and $6.5 billion, where there was a separate Executive Chairman of the Board and Chief Executive Officer. These eleven companies are:

First United Bancorp, Inc.	Home Bancshares Inc.
ACNB Corp.	Pinnacle Financial Partners Inc.
Enterprise Bancorp Inc	Republic Bancorp Inc.
First Banks, Inc.	Sun Bancorp Inc.
First Citizens Bankshares Inc.	Taylor Capital Group Inc.
Great Southern Bancorp

PM&P provided, based on this market data, a salary range for the Executive Chairman of the Board in relation to the salary of the Chief Executive Officer. The Compensation Committee set Mr. Landy’s base salary at a level which was approximately the median of this range.

The other Named Executive Officers’ salaries were increased an average of 2% over 2011 levels. The salary increases reflected the Compensation Committee’s determination of the Named Executive Officers’ performance after considering the experience, skills and efforts needed to lead the Company during these difficult economic times.

Annual Incentive Plan Cash and Equity Compensation

The 2012 Incentive Program required dual trigger analysis of performance in determining incentive awards. First, the Company must achieve a minimum of level of net income for funding of the Program to occur. Second, each Named Executive Officer must achieve certain performance metrics. The performance metrics for 2012 for each Named Executive Officer were:

Performance Metrics and its Weighting (%)
Named Executive Officer	Net Income	Regulatory Compliance	Process Reengineering	Business Development Goals	Specific Initiatives
Stephen R. Brown	50	25	—	—	25

James J. Landy	50	25	—	—	25

Andrew J. Reinhart*	—	—	—	—	100

Frank J. Skuthan	15	25	35	—	25

Michael P. Maloney	15	25	30	15	15

Michael J. Gilfeather	15	25	10	—	50

*	As Corporate Controller. There were no specific metrics as interim CFO.

The 2012 Incentive Program is intended to promote and reward the achievement of annual performance objectives and to link compensation to annual performance goals and results, which the Compensation Committee believes aligns the interests of participants, including the Named Executive Officers, with shareholders.

Target annual incentive awards under the 2012 Incentive Program were established by the Compensation Committee as a percentage of each Named Executive Officer’s base salary as follows: Mr. Brown 105%, Mr. Landy 75%, Mr. Reinhart 50%, Mr. Skuthan 75%, Mr. Maloney 75% and Mr. Gilfeather 75%. The maximum incentive opportunity for each Named Executive Officer for 2012 was 150% of his target awards. When establishing the level of potential award opportunity for each Named Executive Officer, the Compensation Committee considers the individual level of responsibility, including the ability to impact the Company’s financial, strategic and operational objectives, as well as internal comparability, retention goals and competitive considerations.

The Compensation Committee approved the goals for 2012 following its assessment of the appropriateness of the goals that were proposed by the CEO and the management team. The goals were developed to reflect the Company’s overall annual and long-term business goals, as reviewed and discussed by the management team with the Board.

The 2012 Incentive Program threshold net income for 2012 was $26.2 million. The Company attained minimum threshold performance which resulted in a 75% incentive pool. The Committee then reviewed the CEO’s evaluation of the performance of each Named Executive Officer, except for the Executive Chairman, and their individual attainment of the specific performance metrics. Based upon this review, the Committee determined the incentive award, in each case as follows:

•	Mr. Reinhart attained approximately 100% of his specific initiatives resulting in an award of $86,349, or 75% of his target;

•	Mr. Skuthan attained approximately 68% of his performance metrics resulting in an award of $111,659, or 51% of his target;

•	Mr. Maloney attained approximately 66% of his performance metrics resulting in an award of $109,962. or 49% of his target; and

•	Mr. Gilfeather attained approximately 77% of his performance metrics resulting in an award of $93,061, or 58% of his target.

The CEO requested the Compensation Committee defer any consideration of incentive compensation to which he may be otherwise entitled under the 2012 Incentive Plan due primarily to negative returns realized by shareholders since his appointment to CEO in May 2012. The Compensation Committee did not award Mr. Landy an incentive award for 2012. The equity component of the 2012 Incentive Program award was paid in the form of restricted stock, one-third of which is subject to time-based vesting over three years in annual one-third increments on the anniversary of the grant date. Vesting of the remaining two-thirds is contingent upon the termination by the Office of the Comptroller of the Currency (“OCC”) of the formal agreement by and between the OCC and the Bank, dated April 24, 2012 (the “OCC Agreement”).

As consideration for his promotion to President and CEO in May 2012, the Committee granted restricted shares to Mr. Brown in February 2013. Two-thirds of the restricted stock award vests in increments which are contingent upon achievement of the termination of the OCC Agreement and other Board-approved corporate goals. The remaining one-third vests over a period of four years on the anniversary of his appointment to CEO in increments of 15%, 15%, 35% and 35%.

In December 2012, the Committee determined to grant retention awards in the form of restricted stock to certain of our Named Executive Officers. In granting these awards the Committee considered factors which included: retention of these Named Executive Officers is critical to the Company’s ability to execute its business plan; no equity awards have been granted to these Named Executive Officers, with the exception of Mr. Reinhart, since 2007; the Committee believes that retention programs that utilize equity align the interests of the Named Executive Officers with those of the shareholders. These restricted stock awards vest over a period of four years on the anniversary of the grant date in increments of 15%, 15%, 35% and 35%.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the CEO and certain other highly compensated executive officers unless the compensation qualifies as performance-based compensation as described in Section 162(m) and the related regulations. We have structured certain compensation paid to our Named Executive Officers in a manner intended to qualify for deductibility under Section 162(m), including (i) certain amounts paid as annual incentive compensation, and (ii) certain compensation expense related to options granted pursuant to the Company’s 2002 Stock Option Plan (the “2002 Plan”), and (iii) certain restricted stock awards made pursuant to the 2010 Omnibus Incentive Plan.

Although we have generally attempted to structure executive compensation in a manner intended to preserve deductibility under Section 162(m), we also believe that there may be circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it may result in the non-deductibility of certain compensation under the Code.

Retirement, Health and Welfare Benefits

We offer a variety of health and welfare programs to all eligible employees. The Named Executive Officers generally are eligible for the same benefit programs on the same basis as the rest of the eligible employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical including pharmaceutical, dental, life insurance and accidental death and disability. The Company provides full time employees, regularly scheduled to work 30 or more hours per week, short-term disability, long-term disability and life insurance. All employees, including Named Executive Officers, contribute to the cost of some of these plans. We offer a qualified 401(k) savings and profit sharing retirement plan. All Company employees, including Named Executive Officers, are generally eligible for this plan. The Compensation Committee determines the contribution to the profit sharing plan and the 401(k) matching contribution annually as reflected in the All Other Compensation Table on page 21.

Supplemental Employee Retirement Plan

The Company provides supplemental retirement benefits to Named Executive Officers and certain other officers. These benefits are provided through both the 1995 Supplemental Retirement Plan and the 1997 Supplemental Retirement Plan (collectively the “SERP”). These plans are not qualified for tax purposes and are available only to certain officers. Benefits under these plans are unfunded. The SERP entitles participating officers to receive supplemental retirement benefits for a period of 15 years payable on a monthly basis. The Company believes providing this benefit is important to remain competitive with companies within the industry, to provide a competitive level of retirement income, and to help assure orderly management succession by encouraging continued employment.

Pursuant to the 1995 Supplemental Retirement Plan, supplemental benefits equal 75% of the officer’s highest base salary in any of the last three years of employment, less any retirement plan benefits provided to him by the Company. Pursuant to the 1997 Supplemental Retirement Plan, supplemental benefits equal 65% of the average of the highest five years’ annual base salary paid to the officer during his last 10 years of employment, reduced by (1) the value of his qualified plan account as of the date of retirement; (2) the value of his 401(k) matching benefit as of the date of retirement; (3) 50% of his primary social security benefit; and (4) the value of any other retirement type benefits provided to him by the Company. Messrs. Landy, Brown and Maloney have a $400,000 salary cap for determination of their benefits under the SERP.

Of the Named Executive Officers, Mr. Landy is a participant in the 1995 Supplemental Retirement Plan, Messrs. Brown, Maloney and Skuthan are participants in the 1997 Supplemental Retirement Plan. Mr. Reinhart is a party to a Supplemental Deferred Compensation Agreement with the Company which provides for a supplemental retirement benefit payable over a 15 year period following retirement subject to vesting conditions. Mr. Gilfeather is not a participant in the SERP, nor a party in any Supplemental Deferred Compensation Agreement with the Company. For more information, see below under “Pension Benefits.”

Personal Benefits

Each Named Executive Officer is provided certain additional benefits which includes the use of a company-owned automobile. The automobile facilitates Named Executive Officers’ travel between our offices, to business meetings with customers and vendors. Named Executive Officers may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the Named Executive Officer, and we include this in the amounts of income we report to the Named Executive Officers and the Internal Revenue Service. We also support and encourage certain Named Executive Officers to hold a membership in one local country club for which we pay dues and other business related expenses. We find that the club membership is an effective means of obtaining business as it allows Named Executive Officers to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities be paid directly by the Named Executive Officers. Because the club memberships are used at our expense only for business entertainment, we do not include them as benefits in the Summary Compensation Table on page 20.

Severance Plan

The Company has no severance plan or individual severance arrangements in place for any of its Named Executive Officers.

Employment Agreements and Arrangements

The Company has no employment agreements or employment arrangements in place for any of its Named Executive Officers.

Change in Control Agreements

We have no Change in Control Agreements with any of the Named Executive Officers. The SERP, provided to Named Executive Officers and certain other officers, provides for the acceleration of a participant’s age under the SERP should a change in control of the Company occur. Mr. Reinhart’s supplemental retirement benefit also vests upon a change in control of the Company. These provisions are intended to help the Company retain key employees by providing such individuals greater assurance regarding their retirement benefits and to align the interests of shareholders and management.

Compensation of Named Executive Officers

Set forth below is information regarding compensation earned by or paid or awarded to our Named Executive Officers during the year ended December 31, 2012: (i) Stephen R. Brown, President and Chief Executive Officer (former Chief Financial Officer) of the Company; (ii) James J. Landy, Executive Chairman (former Chief Executive Officer) of the Company; (iii) Andrew J. Reinhart, First Senior Vice President, Interim Chief Financial Officer, Controller and Assistant Treasurer of the Company; (iv) Frank J. Skuthan, Executive Vice President, Commercial Banking Group of the Bank; (v) Michael P. Maloney, Executive Vice President, Sales of the Bank; and (vi) Michael J. Gilfeather, Executive Vice President, Chief Administrative Officer of the Bank.

For 2012, the Named Executive Officers’ compensation consisted of a base salary, and additional personal benefits as described for each Named Executive Officer in the Summary Compensation Table on page 20. For certain Named Executive Officers, compensation also consisted of awards under our 2012 Incentive Program and retention awards in the form of restricted stock. The Compensation Committee did not award Mr. Landy an incentive award for 2012. No incentive compensation was paid to or earned by Named Executive Officers for 2011 as the Company did not achieve its minimum net income threshold under the 2011 incentive program. There was no incentive compensation program in place for 2010. Therefore, no cash or equity compensation was paid to or earned by Named Executive Officers for 2010 or 2011.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for each of the Named Executive Officers for fiscal 2012, 2011 and 2010, including the dollar value of the executive’s: (i) annual base salary; (ii) earned non-equity incentive award; (iii) the grant date fair value, calculated in accordance with FASB ASC Topic 718 for equity, if any, granted in those years; (iv) the aggregate change in the present value of the accumulated benefit under the non-qualified supplemental retirement plan during the year; (v) all other compensation for the year; and (vi) the dollar value of total compensation for the year. Grant date fair value of the stock awards reported below is determined using the closing market price on the date prior to grant. Additional information concerning our accounting for stock awards is included in Note 11 of the Notes to the Consolidated Financial Statements in the Company’s 2012 Annual Report on Form 10-K.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)		All Other Compensation ($) [7]	Total ($)

Stephen R. Brown	2012	467,200	0		1,023,000	[2]	0	518,984	[4]	21,067	2,030,253
President and Chief Executive Officer (former Chief Financial Officer)	2011 2010	394,150 377,000	0 50,515	[1]	0 0		0 0	285,351 176,779	[4] [4]	21,909 7,961	701,410 612,255

James J. Landy	2012	430,000	0		0		0	478,208	[5]	22,789	930,997
Executive Chairman (former Chief Executive Officer)	2011	420,640	0		0		0	348,638	[5]	22,273	791,551
	2010	396,000	51,296	[1]	0		0	189,260	[5]	9,079	645,635

Andrew J. Reinhart	2012	225,585	0		290,820	[3]	51,809	132,417	[6]	21,391	722,022
Corporate Controller and Interim Chief Financial Officer

Frank J. Skuthan	2012	285,155	0		489,445	[3]	59,189	288,796	[4]	21,595	1,144,180
Executive Vice President, Commercial Banking Group of the Bank	2011 2010	272,500 265,000	0 30,905	[1]	0 0		0 0	175,507 98,983	[4] [4]	22,921 9,405	470,928 404,293

Michael P. Maloney	2012	298,000	0		448,925	[3]	58,287	191,519	[4]	21,035	1,017,766
Executive Vice President, Sales of the Bank	2011	295,018	0		0		0	92,197	[4]	20,551	407,766
	2010	286,825	36,803	[1]	0		0	65,837	[4]	9,138	398,603

Michael Gilfeather	2012	215,000	0		361,525	[3]	49,337	0		17,653	643,515
Executive Vice President, Chief Administrative Officer of the Bank

[1]

The Compensation Committee awarded limited discretionary cash bonuses to Named Executive Officers for 2010 in recognition of their efforts during a challenging economic and business year. The Company did not have a non-equity incentive compensation plan in place in 2010. The cash bonuses paid in 2010 also represented the restoration of base salary reductions effected in 2009. These amounts are as follows:

Bonus
	Discretionary Bonus	Salary Restoration	Total Bonus
Name	($)	($)	($)
Stephen R. Brown	35,000	15,515	50,515

James J. Landy	35,000	16,296	51,296

Frank J. Skuthan	20,000	10,905	30,905

Michael P. Maloney	25,000	11,803	36,803

[2]

The restricted stock award for Mr. Brown was made in February, 2013 in consideration of his promotion to President and CEO in May 2012 See “Annual Incentive Plan Cash and Equity Compensation” above for additional information regarding this award.

[3]

Amounts in this column represent (1) restricted stock awards granted to certain Named Executive Officers in 2012 as retention awards and (2) restricted stock granted based on achievement of performance metrics under the 2012 Incentive Program. See “Annual Incentive Plan Cash and Equity Compensation” above for additional information regarding these awards

[4]	The amount shown represents the increase in the actuarial value during the year of the supplemental pension benefit under the Company’s 1997 Supplemental Retirement Plan.
[5]	The amount shown represents the increase in the actuarial value during the year of the supplemental pension benefit under the Company’s 1995 Supplemental Retirement Plan.
[6]	The amount shown represents the increase in the actuarial value during the year of the individual’s supplemental retirement benefit.
[7]	The following table shows the specific amounts included in the All Other Compensation column for fiscal 2012:

All Other Compensation
		Employer Contribution/Match		Group Life Insurance Premiums	Personal Use of Company Provided Automobile	Cash Dividends on unvested equity awards
Name		Profit- Sharing Plan	401(k) Plan
	Year	($)	($)	($)	($)	($)

Stephen R. Brown	2012	12,500	2,500	2,845	3,222	0

James J. Landy	2012	12,500	2,500	2,701	5,088	0

Andrew J. Reinhart	2012	12,500	2,500	1,760	3,829	802

Frank J. Skuthan	2012	12,500	1,439	1,968	5,687	0

Michael P. Maloney	2012	12,500	1,261	1,549	5,725	0

Michael J. Gilfeather	2012	10,750	2,151	1,430	3,322	0

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012

The following table sets forth information regarding the retention awards granted to certain Named Executive Officers in 2012, as well as the potential range of annual incentive awards, both equity and non-equity based, that could have been earned for performance during 2012. As discussed above, under the 2012 Incentive Program, annual performance criteria were developed to determine achievement of goals by the Named Executive Officers. These performance-based criteria include financial and non-financial metrics. Examples of performance-based criteria include annual net income targets, regulatory compliance and process reengineering.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Stock	Grant Date Fair Value of
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Award
Name		($)	($)	($)	#	#	#	#	($)
Stephen R. Brown	1/23/2012	138,875	277,750	416,625	5,739	11,477	17,216		252,500
James J. Landy	1/23/2012	55,000	110,000	165,000	2,188	4,375	6,563		96,250
Andrew J. Reinhart	1/23/2012	34,540	69,080	103,620	1,047	2,093	3,140		46,053
	12/7/2012							15,000	238,350
Frank J. Skuthan	1/23/2012	58,000	116,000	174,000	2,307	4,614	6,920		101,500
	12/7/2012							27,500	436,975
Michael P. Maloney	1/23/2012	59,600	119,200	178,800	2,370	4,741	7,111		104,300
	12/7/2012							25,000	397,250
Michael J. Gilfeather	1/23/2012	43,000	86,000	129,000	1,710	3,420	5,131		75,250
	12/7/2012							20,000	317,800

[1]

The amounts reported in these columns show the potential threshold, target and maximum awards cash and equity awards that could have been achieved for the 2012 performance year under the 2012 Incentive Program. For information regarding the actual cash and equity awards earned based on achievement of performance goals under the 2012 Incentive Program, see the Summary Compensation Table above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information on outstanding stock options and unvested restricted stock awards held by the Named Executive Officers at December 31, 2012, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.

	Option Awards[1]				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)[2]	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Stephen R. Brown	3,777	0	$18.747	1/1/2015	0		0	0	0
	6,868	0	$23.727	2/7/2016
James J. Landy	3,896	0	$18.737	1/1/2015	0		0	0	0
	17,710	0	$23.715	2/7/2016
Andrew J. Reinhart	5,879	0	$15.521	1/1/2013	1,486	[4]	23,137	0	0
	5,230	0	$16.981	1/1/2014	15,000	[3]	233,550	0	0
	5,637	0	$18.777	1/1/2015
	5,126	0	$23.761	2/7/2016
Frank J. Skuthan	4,801	0	$16.988	1/1/2014	27,500	[3]	428,175	0	0
	3,679	0	$18.850	1/1/2015
	5,830	0	$23.773	2/7/2016
Michael P. Maloney	2,644	0	$18.768	1/1/2015	25,000	[3]	389,250	0	0
	2,332	0	$23.773	2/7/2016
Michael J. Gilfeather	0	0			20,000	[3]	311,400	0	0

[1]

The number of shares underlying the options were adjusted to reflect 10% stock dividends in December 2003, 2004, 2005, 2006, 2007, 2008, 2009, 2010, 2011 as applicable, Awards vested in 20% increments on the anniversary of the grants.

[2]	The option grant price has been adjusted to reflect the allocation of 10% stock dividends.
[3]	Restricted stock awards vest on the anniversary of the grant date at a rate of 15% for each of year one and year two, and at a rate of 35% for each of years three and four.
[4]

Restricted stock award granted on March 14, 2012 as consideration for 2011 performance. 25% of the award vested on the date of grant. The remaining 75% vests in equal increments over a three year period on the anniversary of the grant.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting	Value Realized on Vesting
Stephen R. Brown	0	$0	0	$0
James J. Landy	0	0	0	0
Andrew J. Reinhart	0	0	495	8,465
Frank J. Skuthan	6,110	1,242	0	0
Michael P. Maloney	0	0	0	0
Michael J. Gilfeather	0	0	0	0

[1]	The value realized represents the difference between the fair market price of underlying securities on the day of exercise and the exercise price of the options.

PENSION BENEFITS

The Company makes available to its Named Executive Officers a qualified 401(k) and profit sharing retirement plan, which is available to all employees on the same terms and conditions.

The Company provides supplemental retirement benefits to certain Named Executive Officers and other officers. These benefits are provided through both the 1995 Supplemental Retirement Plan and the 1997 Supplemental Retirement Plan (collectively the “SERP”). These plans are not qualified for tax purposes and are available only to certain officers. Benefits under these plans are unfunded. The SERP entitles participating officers to receive supplemental retirement benefits for a period of 15 years payable on a monthly basis.

Of the Named Executive Officers, Mr. Landy is a participant in the 1995 Supplemental Retirement Plan. Messrs. Brown, Maloney and Skuthan are participants in the 1997 Supplemental Retirement Plan.

Pursuant to the 1995 Supplemental Retirement Plan, supplemental benefits equal 75% of the Named Executive Officer’s highest base salary in any of the last three years of employment, less any retirement plan benefits provided to him by the Company. Pursuant to the 1997 Supplemental Retirement Plan, supplemental benefits equal 65% of the average of the highest five years’ annual salary paid to the Named Executive Officer during his last 10 years of employment, reduced by (1) the value of his qualified plan account as of the date of retirement; (2) the value of his 401(k) matching benefit as of the date of retirement; (3) 50% of his primary social security benefit; and (4) the value of any other retirement type benefits provided to him by the Company. Messrs. Landy, Brown and Maloney have a $400,000 salary cap for determination of their benefits under the SERP.

Pursuant to the SERP, the participants receive supplemental retirement benefits determined as described above. Under the SERP the normal retirement date is defined as follows: for Messrs. Landy, Brown and Maloney, anytime between the attainment of age 60 and age 70 with a minimum of 20 years service; for Mr. Skuthan, anytime between the attainment of age 65 and age 70. No benefits vest to the participant prior to the normal retirement date except at death or disability as defined in the SERP. Certain benefits may be received based upon a change in control as described in “Disclosure Regarding Termination and Change in Control Provisions – Potential Payments upon Termination or Change in Control” on page 25. The SERP does not provide for early retirement nor for the crediting of extra years of service. The Company believes providing this benefit is important to remain competitive with companies within the industry, to provide a competitive level of retirement income, and to help assure orderly management succession by encouraging continued employment. The Company provides Mr. Reinhart with a supplemental retirement benefit of $60,000 payable annually over a period of 15 years following retirement. Mr. Reinhart’s entitlement to this benefit vests after completing fifteen years of employment with the Company. The vesting will accelerate upon his death, termination without cause, disability or change in control.

PENSION BENEFITS IN FISCAL 2012 TABLE

Name	Plan Name	Number of Years Credited Service[1]	Present Value of Accumulated Benefit[2]
Stephen R. Brown	1997 Supplemental Retirement Plan	19	$1,546,317
James J. Landy	1995 Supplemental Retirement Plan	35	2,146,876
Frank J. Skuthan	1997 Supplemental Retirement Plan	12	909,867
Michael P. Maloney	1997 Supplemental Retirement Plan	19	455,533

Andrew J. Reinhart		—	265,535
Michael J. Gilfeather		—	—

[1]	Under the terms of the 1995 and 1997 Supplemental Retirement Plans, a participant must have 10 years credited service for pension benefit eligibility.
[2]

The amount shown represents the actuarial accumulated pension benefit using the same assumptions used for financial reporting purposes in our 2012 Annual Report on Form 10-K. Retirement age is assumed to be the normal retirement date as defined in each plan. A complete description of the 1995 and 1997 Supplemental Retirement Plans is included in Note 13 of the Notes to the Consolidated Financial Statements in the Company’s 2012 Annual Report on Form 10-K.

DISCLOSURE REGARDING TERMINATION AND

CHANGE IN CONTROL PROVISIONS

Potential Payments upon Termination or Change in Control

The Company has not established any change in control, severance or employment agreements with Named Executive Officers pursuant to which the Named Executive Officers would be paid benefits following a change in control. Under the SERP, the participant’s age is accelerated upon a change in control including a merger, consolidation or sale of substantially all the Company’s assets. Following a change of control, each participant, with at least 10 years of service, for purposes of the SERP will be deemed to be the greater of age 60 or the participant’s actual age. Should the participant be terminated without cause subsequent to such transaction, Messrs. Landy, Brown and Maloney will be entitled to receive the full retirement benefit; Mr. Skuthan will be entitled to receive a percentage of the retirement benefit as follows:

Age at Termination	Number of Years Service	Non Forfeiture Benefit
60	10 or more	50%
61	11 or more	60%
62	12 or more	70%
63	13 or more	80%
64	14 or more	90%
65	15 or more	100%

Should a change in control have occurred as of December 31, 2012 and the Named Executive Officers been terminated without cause as of that date, the Named Executive Officers would have been entitled to benefits under the SERP as follows:

Name	As at December 31, 2012
	Age deemed under the SERP	Number of Years Service	Present Value of Benefit [1]
Stephen R. Brown	60	19	$2,482,949
James J. Landy	60	35	3,151,301
Frank J. Skuthan	60	12	1,065,146
Michael P. Maloney	60	19	1,771,414

[1]	The amount shown represents the present value of benefits paid monthly for 15 years as determined under the SERP resulting from an assumed change in control as of December 31, 2012.

Under his Supplemental Deferred Compensation Agreement, Mr. Reinhart’s retirement benefit vests in full upon a change in control or a termination without cause.

Upon a change in control in which the Company is not the surviving entity, all unexercised options under the 2002 Plan would be canceled as of the effective date of the reorganization; provided, however, that the Compensation Committee shall give to an optionee, or the holder of the option(s) granted under the 2002 Plan, at least 15 days written notice of the reorganization and during this period the optionee, or the holder of the option(s), shall have the right to exercise the unexercised option(s) under the 2002 Plan without regard to employment or directorship tenure requirements or installment exercise limitations, if any.

Upon a change in control in which the Company is not the surviving entity, all restrictions upon any outstanding shares of restricted stock under the 2010 Omnibus Incentive Plan shall lapse immediately and all such shares shall become fully vested.

Termination of Employment Due to Death or Disability

The Named Executive Officers (or their designated beneficiaries), who are participants in the SERP, are entitled to certain benefits upon death or disability (as defined in the SERP). These benefits entitle the Named Executive Officer or their designated beneficiary to the same retirement benefits under the SERP to which the participant would be entitled at the normal retirement date. Under his Supplemental Deferred Compensation Agreement, Mr. Reinhart’s retirement benefit vests in full upon death or disability

Compensation Committee Report

The Compensation and Organization Committee (“Committee”) of the Board of Directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by the SEC rules to be included in this Proxy Statement. Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis beginning on page 13 be included in this Proxy Statement.

Craig S. Thompson, Chairman
John P. Cahill
Gregory F. Holcombe
Adam W. Ifshin

Compensation Committee Interlocks and Insider Participation

Messrs. Cahill, Holcombe, Ifshin, Thompson and Whiston, all of whom are independent directors served on the Compensation and Organization Committee. Messrs. Ifshin and Thompson are shareholders and officers of firms that have performed services for the Company. The Bank has made loans to Messrs. Holcombe, Ifshin and Thompson. See “Certain Relationships and Related Transactions,” which begins on page 33. No executive officer of the Company has served as a director or a member of a compensation committee of another company of which any member of the Committee is an executive officer.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified individuals to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company, the business which they refer, as well as the skill-level required by the Company of members of the Board. Employee directors Messrs do not receive Directors fees. The Compensation Committee reviews and approves all forms of compensation to the Company’s non-employee directors, including the Executive Chairman of the Board.

Cash Compensation Paid to Board Members

Members of the Board who are not employees of the Company are entitled to receive an annual cash retainer of $50,000 for Board membership. Mr. Griffin, our Chairman of the Board until May 10, 2012 received an additional Chairman’s Fee of $85,300 as well as a Company provided car and club memberships. The Audit Committee Chairman and the Compensation Committee Chairman receive an additional fee of $10,000 per year. The Lead Independent Director receives an additional fee of $25,000 per year. Committee Chairmen of various Bank Board Committees also receive Chairman Fees of either $10,000 or $5,000 depending on the Board Committee they Chair. The Director Liaison with the Business Development Board - New York (Mr. Thompson) and Business Development Board - Connecticut (Ms. Foster until February 2013) receive an additional annual retainer of $7,500. Directors receive attendance fees for specific meetings attended, in addition to their Company retainer fee. Per meeting attendance fees are as follows:

The Company and the Bank Board	$1,000
Loan Committee	300
Oversight Committee	500

These retainer and attendance fees were approved by the Board in May 2012 and made effective June 1, 2012. Non-employee directors may elect to receive up to 100% of their retainer fees in the Company’s common stock. The Company permits directors to defer all or any portion of their retainer fees.

Stock Option Program

Non-employee options are granted at the fair market price of the stock on the date of grant. Options received by non-employee directors vest immediately upon the option grant. Option awards take into consideration the Boards and Committees on which each member of the Company’s Board serves and their contribution to the business.

No grants were made to non-employee directors in 2012 based upon the Company’s financial results.

Directors’ Retirement Plan

Directors who are not full-time employees of the Company or its subsidiaries participate in the Directors’ Retirement Plan. This plan is designed to benefit all non-employee directors who serve two or more years as a director. Benefits are paid upon a director’s retirement or resignation. The amount to be paid shall be the highest Basic Fee (as defined) paid to the director in any one of the three prior years to the directors’ retirement. Benefits are payable for a period of up to 10 years after resignation or retirement, depending on the number of years of service as a director. Benefits under the plan are not funded.

The following vesting schedule determines the annual benefit to directors:

Percentage of Director’s Fees
Number of Years as a Director	Payable at Retirement Age
Less than 2 years	0%
2 years but less than 3	5.0%
3 years but less than 4	10.0%
4 years but less than 5	17.5%
5 years but less than 6	25.0%
6 years but less than 7	32.5%
7 years but less than 8	40.0%
8 years but less than 9	47.5%
9 years but less than 10	55.0%
10 years but less than 11	62.5%
11 years but less than 12	70.0%
12 years but less than 13	77.5%
13 years but less than 14	85.0%
14 years but less than 15	92.5%
15 years or more	100%

Effective December 31, 2008, the Board of Directors suspended the Director’s Retirement Plan. Benefits under the Plan were determined as though the non-employee director had retired or resigned from the Board of Directors at December 31, 2008. Based upon this change to the Plan, annual benefits to each of the non-employee directors upon their retirement or resignation from the Board of Directors under the Directors’ Retirement Plan are: $39,000 to Mr. Holcombe; and, $74,000 to Mr. Thompson. Ms. Foster and Messrs. Cahill and Ifshin had less than two years service as directors at December 31, 2008, and therefore are not entitled to receive annual benefits.

Fiscal 2012 Director Compensation Table

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors during the fiscal year ended December 31, 2012. Messrs. Landy, Brown and Maloney received no separate compensation for their service as directors and are not included in this table. The compensation received by these individuals as executives of the Company is shown in the Summary Compensation Table on page 20.

Name	Fees Earned or Paid In Cash ($)		Option[1] Awards ($)		Change in [2] Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
William E. Griffin	90,433	[3]	0	[6]	65,686	4,190	[9]	160,309
John P. Cahill	83,717		0	[6]	0	0		83,717
Mary-Jane Foster	69,383		0	[6]	0	0		69,383
Gregory F. Holcombe	92,117		0	[7]	14,913	0		107,030
Adam W. Ifshin	68,900		0	[6]	0	0		68,900
Angelo R. Martinelli	31,142	[4]	0	[8]	0	0		31,142
John A. Pratt Jr.	82,283		0	[6]	8,364	122,140	[10]	212,787
Cecile D. Singer	90,850	[5]	0	[6]	26,289	0		117,139
Craig S. Thompson	109,150		0	[6]	58,328	0		167,478

[1]	Amounts shown reflect the aggregate grant date fair value as determined in accordance with FASB ASC Topic 718
[2]

Effective December 31, 2008, the Board of Directors suspended the Directors Retirement Plan. This suspension resulted in a reduction of the projected accumulated pension value. Despite the suspension of the Directors Retirement Plan and the freezing of benefits, the table reflects an increase in Pension Value due to the method of accounting for the accumulated benefit obligation.

[3]	Mr. Griffin served on the Board of Directors until his passing in September 2012.
[4]	Mr. Martinelli served on the Board of Directors until the 2012 Annual Meeting of Shareholders held on May 10, 2012.
[5]	Ms. Singer resigned from the Board of Directors effective January 1, 2013.
[6]	This director did not have any exercisable or unexercisable options outstanding at December 31, 2012.
[7]	Mr. Holcombe had 15,233 options outstanding at December 31, 2012, all of which were exercisable.
[8]	Mr. Martinelli had 15,233 options outstanding at December 31, 2012, all of which were exercisable.
[9]	Other Compensation for Mr. Griffin includes $4,190 for personal use of a Company provided automobile.
[10]	Other Compensation for Mr. Pratt includes $120,000 for his services as consultant relating to business development and retention and $2,140 for personal use of a Company provided automobile.

PROPOSAL #2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities and Exchange Act, the Company’s shareholders are entitled to vote at the Annual Meeting to approve the compensation of our Named Executive Officers, as disclosed in this proxy statement. This proposal is commonly referred to as a “Say-on-Pay” proposal. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.

Consistent with the recommendation of the Board of Directors and the preference of our shareholders as reflected in the non-binding advisory vote on the frequency of future “Say-on-Pay” votes held at the 2011 Annual Meeting of Shareholders, the Company will hold an annual “Say-on-Pay” vote.

The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that its executive compensation program satisfies this goal.

The Compensation Discussion and Analysis beginning on page 13 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation and Organization Committee in 2012 and early 2013.

The Company requests shareholder approval of the following resolution:

“RESOLVED, that the compensation of the Company’s Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, and the compensation tables and narrative discussion) is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Board of Directors or the Company. However, the Compensation and Organization Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Vote Required and Board of Directors’ Recommendation

The consideration of an advisory vote to approve the compensation of Named Executive Officers requires the favorable vote of a majority of the votes cast. Abstentions and broker non-votes, if any, will have no effect on determining whether the proposal has received the requisite number of affirmative votes.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DETERMINED BY THE COMPENSATION AND ORGANIZATION COMMITTEE.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”), which consists entirely of independent directors, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Committee has received from our independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the Public Company Account Oversight Board, regarding the independent accountant’s communications with the Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. The Committee discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the firm’s independence.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2012 Annual Report on Form 10-K a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. Crowe Horwath LLP (“Crowe”) has issued an audit report relative to internal control over financial reporting. During the course of fiscal 2012, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to any issues identified during this process. The Audit Committee also discussed this process with Crowe. Management’s assessment report and the auditors’ audit report are included as part of the Company’s 2012 Annual Report on Form 10-K.

The Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the independent auditors’ audit of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2012, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC. The Committee has reappointed Crowe as the Company’s independent registered public accounting firm for the year ending December 31, 2013. In making its determination, the Committee considered qualifications, price and quality of service.

Craig S. Thompson, Chairman
Mary-Jane Foster
Adam W. Ifshin

PROPOSAL # 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Crowe Horwath LLP (“Crowe”) audited our financial statements for the years ended December 31, 2011 and December 31, 2012. The Audit Committee has reappointed Crowe as our independent registered public accounting firm for the year ended December 31, 2013. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the appointment of Crowe as our auditor but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent registered public accounting firm should be selected. Representatives of Crowe, the Company’s independent registered public accounting firm, are expected to attend the 2013 annual meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

Set forth below is a summary of the fees paid for the years ended December 31, 2012 and December 31, 2011 to the Company’s independent registered public accounting firm:

	2012	2011
Audit Fees	$248,500	$238,500
Audit-related fees [1]	145,500	150,000
Tax fees [2]	87,747	63,452
All other fees [3]	7,500	7,500

Total	$489,247	$459,452

[1] Audit of internal controls over financial reporting and other related matters

	2012	2011
[2] Tax fees
Tax return preparation and review	$66,120	$61,952
Tax consulting – tax research	21,627	1,500

	87,747	$63,452

	2012	2011
[3] All other fees
The Company paid fees relating to the renewal of captive insurance company in 2011 and 2012.	$7,500	$7,500

Pre-Approval Policies

In accordance with the procedures set forth in its charter, the Audit Committee approves in advance all audit services and permitted non-audit services (including the fees and terms of those services) to be performed for the Company by its independent registered public accounting firm. All services must be submitted to the Committee for approval in writing, generally in the form of an engagement letter, which outlines the services to be performed and the associated fees. All of the fees and services described above were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

Ratification of the appointment of Crowe requires the favorable vote of a majority of the votes cast. Abstentions and broker non-votes, if any, will have no effect on determining whether the proposal has received the requisite number of affirmative votes.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CROWE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons beneficially owning more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC, and to furnish to the Company copies of such reports. Based solely on the review of copies of the forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its officers, directors and 10% shareholders were timely.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Officers, Directors and 5% Shareholders

The Bank makes loans to the Company’s executive officers, directors and 5% Shareholders, and immediate family members or businesses with which they are associated, in the ordinary course of business. Such loans are made on the same terms and conditions, including interest rate and collateral, as those prevailing at the same time for comparable transactions with other persons not related to the lender. None of the loans involves more than the normal risk of collectability or presents other unfavorable features. The aggregate amount outstanding for all such loans was $38,104,550 in 2012. (This aggregate amount reflects the full amount outstanding, portions of which are participated to other banks).

Certain Other Related Party Transactions

Mr. Thompson, a director of the Company, is the President and principal shareholder of Thompson Pension Employee Plans, Inc., which has written life insurance policies supporting the Company’s obligations under the supplemental retirement plans for executive officers. The total annual premiums approximated $255,940 in 2012. The commissions earned by Thompson Pension Employee Plans, Inc. during 2012 on these policies were de minimus due to the age of the policies and the commission structure.

Mr. Ifshin, a director of the Company, is President and CEO of DLC Management Corp. which received rent payments approximating $116,580 for the rental of office space by subsidiaries of the Company.

Policies Regarding Transactions with Related Persons

The Board of Directors has established and annually approves a written policy governing transactions with related persons. The Company, in the normal course of business, retains the services of various product and service providers. It is our policy to purchase appropriate and necessary products and services at competitive prices and with service quality appropriate to meet our needs. We desire to do business, whenever possible, with those individuals and businesses that are customers of ours, including related persons, provided that such business transactions are concluded on an arms’ length basis and comply with applicable law regarding such transactions.

In selecting a service or product provider, the Company considers various criteria, including:

•	whether the provider is a customer of the Company,

•	whether the provider has previously supplied the Company with goods or services,

•	the provider’s knowledge of the Company and our needs specific to the product or service to be rendered,

•	the provider’s qualifications, reputation and capability, and

•	the total cost of the product or service to be provided.

The Company expects that products or services provided by related persons will be of at least the same quality and competitively priced with those available from non-related persons, including consideration of the items listed above. The Company takes reasonable and appropriate steps to evaluate the pricing, quality and capability of product and service providers, including related persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the “beneficial ownership” (as that term is defined in the rules of the SEC) of the common stock as of March 31, 2013, by (a) each Named Executive Officer and member of the Board of Directors, (b) persons known to be a beneficial owner of more than five percent of the common stock and (c) all executive officers and members of the Board of Directors as a group. Persons who hold options that are exercisable within 60 days of March 31, 2013 are deemed to own, beneficially, the shares of common stock that may be acquired on the exercise of such options. Such shares are deemed outstanding for purposes of computing the number of shares owned by the person holding the option, but not for any other purpose. Unless otherwise indicated, the address of each of the individuals named below is: c/o Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, NY 10707.

Name	Address	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares of Common Stock

Gregory F. Holcombe[1]	35 E. Grassy Sprain Road, Yonkers, NY 10710	2,372,489	(1)	11.9%
Marie A. Holcombe[1]	35 E. Grassy Sprain Road, Yonkers, NY 10710	2,372,489	(1)	11.9%

James J. Landy		245,090	(2)	1.2%
Stephen R. Brown		175,575	(3)	*
John P. Cahill		5,720		*
Mary-Jane Foster		4,787		*
Adam W. Ifshin		54,722		*
Michael P. Maloney		39,111	(4)	*
John A. Pratt Jr.		119,575	(5)	*
Craig S. Thompson		202,133	(6)	1.0%
Michael J. Gilfeather		27,425		*
Andrew J. Reinhart		45,984	(7)	*
Frank J. Skuthan		66,519	(8)	*

All directors and executive officers as a group (15 persons).		3,563,199	(9)	17.8%

*	Less than 1% of the outstanding shares of common stock.
[1]

Gregory F. Holcombe and his wife, Marie A. Holcombe have shared voting and dispositive power over 2,349,227 shares which includes (i) 699,563 shares owned by BMW Machinery Co., Inc. (of which Mrs. Holcombe is the principal shareholder and Mr. Holcombe is an officer); (ii) 572,000 owned by Eldred Preserve, LLC (a New York limited liability company for which Mrs. Holcombe serves as a co-manager); (iii) 746,054 shares held by The Josephine Abplanalp Revocable Living Trust (for which Mrs. Holcombe serves as one of three trustees); (iv) 131,807 shares held in trusts for the benefit of the children of Mr. and Mrs. Holcombe (for which Mrs. Holcombe serves as a co-trustee); and (v) 7,533 shares held by the Heidi Foundation Inc. (of which Mr. and Mrs. Holcombe are directors); (vi) 4,940 shares held in trusts for the benefit of the children of Mr. and Mrs. Holcombe; (vii) 1,503 shares held by an Irrevocable Insurance Trust; (viii) 1,586 shares held by the Holcombe Family Trust; (ix) 3,444 shares for which Mr. Holcombe is custodian for their children; (x) 141,673 shares held by Mr. & Mrs. Holcombe as joint tenants; (xi) 46,953 shares held by Mrs. Holcombe; (xii) 300 shares held by Mr. Holcombe and (xiii) 15,233 shares which may be acquired Mr. Holcombe upon the exercise of options, and 8,342 of these shares are pledged as collateral.

[2]	Includes 21,608 shares which may be acquired upon the exercise of options; and 90,213 shares pledged as collateral.
[3]	Includes 10,645 shares which may be acquired upon the exercise of options; and 22,803 shares pledged as collateral
[4]	Includes 4,976 shares which may be acquired upon the exercise of options, and 5,000 shares pledged as collateral.
[5]	Includes 6,895 shares held by the family of Mr. Pratt’s adult son, as to which Mr. Pratt disclaims beneficial ownership.
[6]	Includes 142,275 shares pledged as collateral.
[7]	Includes 21,872 shares which may be acquired upon the exercise of options.
[8]	Includes 14,310 shares which may be acquired upon the exercise of options, and 21,409 shares pledged as collateral.
[9]	Includes 115,341 shares which may be acquired upon the exercise of options, and includes 26,896 shares pledged as collateral by an executive officer not separately listed in the table.

As of December 31, 2012 other than as listed in the “Security Ownership of Certain Beneficial Owners and Management” table above, no person was known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common shares, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares of Common Stock

Wellington Management Company LLP [1] 280 Congress Street, Boston, MA 02210	1,136,416	5.79%

[1]

This information is based on a Schedule 13G filed by Wellington Management Company, LLP (“Wellington Management”) on February 14, 2013. Wellington Management may be deemed to beneficially own 1,136,416 shares which are held of record by clients of Wellington Management. Wellington Management has no shares with sole voting power, has shared voting power over 730,084 shares, has no shares with sole dispositive power and has shared dispositive power over 1,136,416 shares.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to vote their shares by telephone 1-866-627-2388 inside the United States, through the internet http://www.rtcoproxy.com/hvb or sign the enclosed proxy and return it in the envelope provided. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors

James P. Blose
Secretary

Yonkers, New York

April 11, 2013

A copy of the Company’s Annual Report on Form 10-K (including the financial statements and the financial statement schedules without exhibits) for the year ended December 31, 2012 filed with the SEC has been furnished to shareholders with this Proxy Statement. Additional copies are available upon written request addressed to Wendy Croker, First Vice President, Shareholder Relations, Hudson Valley Holding Corp., 21 Scarsdale Road, Yonkers, New York 10707. The Company’s Annual Report on Form 10-K is also available on the Company’s website at www.hudsonvalleybank.com. Upon written request to the Company, at the address above, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

z	REVOCABLE PROXY HUDSON VALLEY HOLDING CORP.	{

YOUR VOTE IS IMPORTANT! PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Telephone (using a Touch-Tone Phone); or 2. By Internet; or 3. By Mail.

To Vote by Telephone:

Call 1-866-627-2388 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 9, 2013.

To Vote by Internet:

Go to http://www.rtcoproxy.com/hvb prior to 3 a.m., May 9, 2013.

Please note that the last vote received from a shareholder, whether by telephone, by internet or by mail, wilt be the vote counted.

	Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.	☐

	Mark here for address change.	☐

Annual Meeting Materials are available at: www.proxydocs.com/hvb	Comments:

FOLD HERE IF YOU ARE VOTING BY MAIL PLEASE DO NOT DETACH

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

		For	With- hold	For All Except		For	Against	Abstain
1. The election as directors of all nominees listed (except as marked to the contrary below):		☐	☐	☐	2. Non-binding advisory vote on compensation of Named Executive Officers	☐	☐	☐

(01) James J. Landy	(02) Stephen R. Brown	(03) John P. Cahill			3. Ratify appointment of Crowe Horwath LLP as Company’s independent registered public accounting firm for fiscal year ending December 31, 2013	For	Against	Abstain
(04) Mary-Jane Foster	(05) Gregory F. Holcombe	(06) Adam W. lfshin				☐	☐	☐
(07) Joseph A. Schenk	(08) Craig S. Thompson	(09) William E. Whiston
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.					THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

Please be sure to date and sign this proxy card in the box below.		Date

	Sign above Co-holder (if any) sign above			___
Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

x	y

HUDSON VALLEY HOLDING CORP. – ANNUAL MEETING OF SHAREHOLDERS, MAY 9, 2013

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

www.proxydocs.com/hvb

You can vote in one of three ways:

1.	Call toll free 1-866-627-2388 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at http://www.rtcoproxy.com/hvb and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

Hudson Valley Holding Corp.

ANNUAL MEETING OF SHAREHOLDERS

May 9, 2013

10:30 AM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mary-Jane Foster and Craig S. Thompson, and any one of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Hudson Valley Holding Corp. (the “Company”), to be held at the Company’s headquarters at 21 Scarsdale Road, Yonkers, NY, on Thursday, May 9, 2013 at 10:30 AM, local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in the Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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